Exhibit 99.1

WILSHIRE BANCORP, INC.
CONTACT:
Joanne Kim, President & CEO, 213-639-1843	15233 Ventura Blvd., Suite 1170
Alex Ko, SVP & CFO, 213-427-6560	Sherman Oaks, CA 91403-2201
www.wilshirebank.com	TEL 818-788-0010

NEWS RELEASE

Gapsu Kim Resigns From Wilshire Bancorp Board of Directors

LOS ANGELES (August 14, 2009) –Wilshire Bancorp, Inc. (Nasdaq-GS: WIBC), the holding company for Wilshire State Bank, announced today that Gapsu Kim resigned from the Board of Directors of Wilshire Bancorp and Wilshire State Bank, effective immediately.

Mr. Kim, a “Class I Director,” indicated that his resignation is due to personal reasons and not owing to any disagreement with the company or the bank.

Chairman of the Board Steven Koh stated: “On behalf of the Board and Wilshire Bancorp, I extend sincere appreciation to Mr. Kim for his service to the company over the past five years.  We appreciate his counsel and many contributions over that period. We will initiate a search for a qualified individual who can fill the vacancy created by Mr. Kim’s resignation and assist the company in advancing its strategic business agenda.”

Mr. Kim, age 53, joined the Wilshire State Bank Board of Directors in March 2004, and was appointed to the Wilshire Bancorp Board as a “Class I Director” in connection with the holding company reorganization in August 2004.  Mr. Kim is Chairman of Illisis Inc., an intelligent video surveillance design and manufacturer, a position he’s held since 2006.  Mr. Kim previously served as Chief Executive Officer of Investrade Industries Corporation, an export and general trading company, from 1999 until 2006.  Mr. Kim holds a Bachelor of Arts degree from Yonsei University.

ABOUT THE COMPANY

Headquartered in Los Angeles, Wilshire State Bank operates 23 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Dallas, Houston, Atlanta, Denver, and Annandale, VA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Globe Newswire at 6:38 p.m. EDT on August 14, 2009